Exhibit 99.3

ANNUAL COLLATERAL CERTIFICATEHOLDERS’ STATEMENT

TARGET CREDIT CARD MASTER TRUST (SERIES 2005-1)

Pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of April 28, 2000, as supplemented by the Series 2005-1 Supplement, dated as of November 9, 2005 (as may be amended and supplemented from time to time, the “Agreement”) among Target National Bank, as Servicer, Target Receivables Corporation, as Transferor, and Wells Fargo Bank, National Association, as Trustee, the Servicer is required to prepare certain information annually regarding distributions to and the performance of the Trust during the Monthly Periods for the Calendar year. The information which is required to be prepared with respect to the performance of the Trust during the period January 1, 2005 through December 31, 2005 is set forth below. Certain information is based on the Transferor’s fiscal year end, ending December 31, 2005. Certain information is presented on the basis of an original principal amount of $1,000 per Certificate. Certain other information is presented based on the aggregate amounts for the Trust as a whole.

A)	Information Regarding Interest and Principal Distributed (Stated on the Basis of $1,000 Original Principal Amount) for this series.

	(1)	The total amount of interest and principal distributed to Class A Noteholder’s for the period January 1, 2005 through December 31, 2005 per $1,000 original principal amount	$9.23

	(2)	The portion of the amount set forth in paragraph 1 above in respect of interest distributed on the Class A Notes for the period January 1, 2005 through December 31, 2005 per $1,000 original principal amount	$9.23

	(3)	The portion of the amount set forth in paragraph 1 above in respect of principal distributed for the period January 1, 2005 through December 31, 2005 for the Class A Notes, per $1,000 original principal amount	$0

B)	Information Regarding the Performance of the Trust.

	(1)	Collection of Principal Receivables.

		(a) The aggregate amount of Collections of Principal Receivables processed January 2, 2005 through December 31, 2005 which were allocated in respect of the Series 2005-1 Collateral Certificates	$376,710,924.90

	(2)	Collection of Finance Charge Receivables.

		(a) The aggregate amount of Collections of Finance Charge Receivables processed January 2, 2005 through December 31, 2005 which were allocated in respect of the Series 2005-1 Collateral Certificates	$52,835,508.44

(3)	Recoveries.

	(a)	The aggregate amount of Collections processed January 2, 2005 through December 31, 2005 that constitute Recoveries on Defaulted Receivables which were allocated in respect of the Series 2005-1 Collateral Certificates	$2,470,240.91

(4)	Principal Receivables in the Trust.

	(a)	The aggregate amount of Principal Receivables in the Trust as of the end of the day on December 31, 2005 (which reflects the Principal Receivables represented by the Transferor’s Interest in the Trust and by the Investor Certificates)	$6,093,806,744.85

	(b)	The amount of Principal Receivables in the Trust represented by the Series 2005-1 Collateral Certificates (the “Invested Amount”) as of the end of the day on December 31, 2005	$1,153,846,154.00

	(c)	The Floating Allocation Percentage (during the Revolving Period) or the Fixed/Floating Allocation Percentage (during the Amortization Period) with respect to the Principal Receivables in the Trust as of the end of the day December 31, 2005	20.97%

(5)	Delinquent Balances.

		The aggregate amount of outstanding balances in the Accounts which were 2 or more monthly payments contractually delinquent as of the end of the day on December 31, 2005:

			Aggregate
			Account Balance

		2 Missed Monthly Payments	$82,933,260

		3 Missed Monthly Payments	$53,006,195

		4 or More Missed Monthly Payments	$115,155,805

(6)	Investor Defaulted Amount.

	(a)	The aggregate amount of all defaulted Principal Receivables written off as uncollectible for the period January 2, 2005 through December 31, 2005 allocable to the Series 2005-1 Collateral Certificates (the “Investor Defaulted Amount”)	$16,117,036.62

(7)	Investor Charge Offs: Reimbursement of Charge Offs.

	(a) The amount of the Investor Charge Offs per $1,000 original principal amount (which will have the effect of reducing, pro rata, the amount of Series 2005-1 Collateral Certificateholder’s investment)	$0

	(b) The total amount reimbursed to the Trust from January 2, 2005 through December 31, 2005 in respect of Investor Charge Offs in prior months	$0

	(c) The amount set forth immediately above per $1,000 original principal amount (which will have the effect of increasing pro rata, the amount of each Series 2005-1 Collateral Certificateholder’s investment)	$0

(8)	Investor Servicing Fee.

	(a) The amount of the Series 2005-1 Investor Monthly Servicing Fee payable by the Trust to the Servicer from January 2, 2005 through December 31, 2005	$670,319.61

(9)	The amount of Series 2005-1 Reallocated Principal Collections from January 2, 2005 through December 31, 2005	$0

(10)	The Pool Factor.

	The Pool Factor (which represents the ratio of the Series 2005-1 Adjusted Invested Amount as of the end of the day on December 31, 2005 to the Invested Amount as of the Closing Date). The Amount of a Series 2005-1 Class A Adjusted Invested Amount can be determined by multiplying the original denomination of the Collateral Certificate by the Series 2005-1 Class A Pool Factor	1.0

TARGET NATIONAL BANK,
as Servicer

By:	/s/ Thomas A. Swanson
Name: Thomas A. Swanson
Title: Vice President & Cashier